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                         Wallace Computer Services, Inc.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Moore Corporation Limited

                                   FRDK, Inc.
     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            MOORE CORPORATION LIMITED


                      PRESENTATION TO WALLACE SHAREHOLDERS














                                                  December 1995

MOORE CORPORATION LIMITED

                               TABLE OF CONTENTS


  I.   EXECUTIVE SUMMARY

 II.   WALLACE JUNE 7, 1995 STRATEGIC PLAN

III.   WALLACE AUGUST 11, 1995 OPERATING PROJECTIONS

MOORE CORPORATION LIMITED

                                    OVERVIEW

- Moore Corporation's all cash offer for 100% of the outstanding shares of Wallace Computer Services, Inc. stands at $60 per share. This offer corresponds to an enterprise valuation of approximately $1.4 billion.

- The offer represents a 52% premium to Wallace's average closing share price for the 30 trading days prior to the offer.

- Even though 73.5% of Wallace's shares were tendered into Moore's $60 per share offer, Wallace's Board of Directors continues to call the all cash, fully-financed offer "inadequate."

- The Wallace financial projections, upon which the Goldman Sachs' August 11, 1995 and October 17, 1995 "inadequacy" opinions were based, are dramatically higher than those in Wallace's June 7, 1995 Strategic Plan. Moore and its advisors question whether these new projections are reasonable and justifiable.

- Moore management firmly believes that a combination of Wallace with Moore would result in a company that is greater than the sum of its parts. To this end, a significant component of Moore's $60 per share offer reflects value created through synergies from a combination of Wallace with Moore. For this reason, Moore strongly believes its acquisition proposal is the most attractive economic alternative for Wallace shareholders.

- Since announcing the tender offer on July 31, 1995, Moore has repeatedly requested to meet with Wallace management in the hopes of concluding a negotiated transaction. To date, however, Wallace management has refused to sit down with Moore.

MOORE CORPORATION LIMITED

                            WALLACE'S STRATEGIC PLAN

- Wallace's Strategic Plan, which was presented to the Wallace Board of Directors on June 7, 1995 (less than two months before Moore Corporation announced its tender offer), outlined the company's long-term goals and growth objectives through fiscal year 2000. Key points from the Plan include:

- Annual sales and pre-tax profit growth objectives of 9%, in the absence of acquisitions. Acquisitions were projected to add four percentage points (31% of the total 13%) to sales growth and five percentage points (36% of the total 14%) to pre-tax profit growth.

                                                 WALLACE'S JUNE 7, 1995 STRATEGIC PLAN WITHOUT ACQUISITIONS
                                                                     (amount in millions)
                                                          1995               2000             CAGR
                                                        FORECAST          PROJECTED(1)      1995-2000
                                                       ----------        -------------     -----------
                 Sales                                    $692.7           $1,065.8            9.0%
                 Pre-Tax Profit                             82.5              127.0            9.0
                 % of Pre-Tax Profit to Sales               11.9%              11.9%

  - Yet to be identified "New Ventures" were forecasted to account for $86.0 million (6.7%) of sales and $13.5 million (8.5%) of pre-tax profit by fiscal year 2000.

----------------------------------

(1)    Derived by growing 1995 forecasts by 9% each year through fiscal year
       2000.

MOORE CORPORATION LIMITED

                      WALLACE'S NEW FINANCIAL PROJECTIONS

- Notwithstanding the fact that Wallace's Strategic Plan was presented to the company's Board of Directors on June 7, 1995, between July 31, 1995, when Moore first announced its offer for Wallace, and the August 11, 1995 Wallace Board of Directors meeting, the Wallace financial projections were substantially increased on at least two occasions.

                                                                         WALLACE FINANCIAL PROJECTIONS
                                                                             (amount in millions)

                                                                JUNE 7(1)          AUGUST 9(2)         AUGUST 11(2)
                                                               -----------        -------------       --------------
                Fiscal Year 2000 Sales                            $1,065.8            $1,380.0           $1,420.0
                  % Increase over June 7                                                  29.5%              33.2%

                Fiscal Year 2000 Pre-Tax Profit                      127.0               193.6              214.5
                  % Increase over June 7                                                  52.4%              68.9%

                % of Pre-Tax Profit to Sales                          11.9%               14.0%              15.1%

- The August 11, 1995 projections imply aggressive increases in the sales and pre-tax profit CAGRs compared to the June 7, 1995 projections.

                                                                          COMPARISON OF WALLACE CAGRs

                                                                                                    PERCENTAGE
                                                                  JUNE 7(1)      AUGUST 11(2)        INCREASE
                                                                 -----------    --------------     ------------
              1995 to 2000 Sales CAGR                              9.0%           14.8%              64.2%
              1995 to 2000 Pre-Tax Profit CAGR                     9.0            19.6              118.3

----------------------------------

(1) Numbers derived from Wallace's June 7, 1995 Strategic Plan without the benefit of acquisitions.

(2) While the financial projections in Wallace's June 7, 1995 Strategic Plan derive 31% of sales growth and 36% of pre-tax profit growth from acquisitions, Wallace asserts that the August 11, 1995 projections include the benefit from only one $25 million acquisition. Moore believes that the evidence does not support this assertion.

MOORE CORPORATION LIMITED

- The Wallace financial projections as set forth in the August 11, 1995 presentation to the Wallace Board of Directors portray a large increase in revenue growth and operating margins compared with the company's actual performance in recent years.

                                        WALLACE PROJECTED VERSUS ACTUAL FINANCIAL INFORMATION

                                                   ACTUAL                 PROJECTED
                                             -----------------       --------------------
                                              SIX YEARS ENDED         SEVEN YEARS ENDING          PERCENTAGE
                                               JULY 31, 1995             JULY 31,2002              INCREASE
                                             -----------------       --------------------        ------------
 Sales CAGR                                         9.7%                      13.5%                  38.8%
 Net Income CAGR                                    6.9                       13.8                   98.6
 Average EBIT Margin                               11.5                       14.8                   28.6
 Average Pre-Tax Income Margin                     12.2                       15.0                   22.3
 Average Net Margin                                 7.9                        9.4                   17.8

- While Wallace clearly has experienced strong recent financial performance, Wallace's annual report indicates that a significant component of the company's recent sales growth was achieved by passing through to its customers substantial increases in paper prices. Moore believes that this will not be sustainable over the seven-year forecast horizon.

- Goldman Sachs' "inadequacy" opinion, then, is based on financial projections that were materially increased between June 7, 1995 and August 11, 1995. Even with the recent financial performance of Wallace, Moore believes that the new projections are difficult to justify.

MOORE CORPORATION LIMITED

- In summary, Moore views the following changes in Wallace's operating projections to be highly suspect:

     - The June 7, 1995 Strategic Plan assumed 31% of sales growth and 36% of pre-tax profit growth would come from acquisitions. However, Wallace asserts that the August 11, 1995 projections, which are substantially more aggressive, assume only one $25 million acquisition.

     - Management's new projections imply increases for the 1995 to 2000 sales and pre-tax profit CAGRs from 9.0% each on June 7, 1995 to 14.8% and 19.6%, respectively, by August 11, 1995.

     - Management increased Wallace's fiscal year 2000 pre-tax profit from $127 million on June 7, 1995 to $215 million on August 11, 1995, nearly a 70% increase in less than two months.

----------------------------------

MOORE CORPORATION LIMITED

                            VALUATION CONSIDERATIONS

- Discounted cash flow valuation of Wallace's stand-alone projections was the primary valuation methodology performed by Wallace and its financial advisor, Goldman Sachs, in rendering its "inadequacy" opinion on August 11, 1995 and October 17, 1995.

- Using a projected operating income growth rate of 9% and an operating income margin of 12% (similar to the June 7, 1995 Strategic Plan in the absence of acquisitions), a discounted cash flow analysis yields values remarkably similar to the $44 Wallace stock price prevalent immediately prior to Moore's tender offer announcement.

                                              WALLACE STAND-ALONE EQUITY VALUE PER COMMON SHARE
                                                                 DISCOUNT RATE
                                                    12%               13%              14%
                                                  --------         --------         --------
                    EBIT Exit           9X         $40.20           $37.89           $35.74
                    Multiple           10X          43.18            40.67            38.34
                                       11X          46.17            43.45            40.93
                                       12X          49.16            46.23            43.52

MOORE CORPORATION LIMITED

                                   CONCLUSION

Even with the effect of Wallace's recent financial results, Moore believes that Wallace has failed to justify the dramatic increase in Wallace's projections from the June 7, 1995 Strategic Plan to those relied on for Goldman Sachs' "inadequacy" opinions on August 11, 1995 and October 17, 1995. Wallace shareholders should consider what valuation would be placed on Wallace by the market in the absence of Moore's bid. Moore's offer of $60 per share is available now.